As filed with the Securities and Exchange Commission on March 9, 2016

Registration No. 333-188104

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUALCOMM Incorporated
(Exact name of registrant as specified in its charter)

Delaware	95-3685934
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5775 Morehouse Drive, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

QUALCOMM INCORPORATED 2006 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Steve Mollenkopf
Chief Executive Officer
QUALCOMM Incorporated
5775 Morehouse Drive
San Diego, California, 92121
(Name and address of agent for service)

858-587-1121
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

PARTIAL DEREGISTRATION OF SHARES OF COMMON STOCK

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-188104) pertaining to the registration of 90,000,000 shares of the common stock, par value $0.0001 per share (“Common Stock”) of QUALCOMM Incorporated (the “Company”), issuable under the QUALCOMM Incorporated 2006 Long-Term Incentive Plan (the “2006 LTIP”) which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on April 24, 2013 (the “Prior Registration Statement”).

At the 2016 Annual Meeting of Stockholders of the Company held on March 8, 2016, the stockholders of the Company approved the QUALCOMM Incorporated 2016 Long-Term Incentive Plan (the “2016 LTIP”) to replace the 2006 LTIP. Effective that date, the 2006 LTIP was terminated, and no additional awards will be made thereunder. Effective immediately upon the filing of this Post-Effective Amendment to the Prior Registration Statement, the Company hereby deregisters the shares of Common Stock previously registered for offer and sale under the 2006 LTIP and remaining available for future issuance under the 2006 LTIP (the “Excess Shares”). The Excess Shares will immediately be carried forward to the New Registration Statement (as defined below). Further, additional shares of Common Stock subject to outstanding awards under the 2006 LTIP that expire, are forfeited, cancelled, terminated, fail to vest, are not earned due to any performance goal that is not met, paid in cash, exchanged by the participant or withheld by the Company to satisfy withholding or tax payment obligations (the “Potential Carry Forward Shares”) will also be deregistered upon such forfeiture, cancellation, termination, expiration, failure to vest, failure to be earned due to not meeting applicable performance criteria, payment in cash, exchange by the participant or withholding by the Company to satisfy withholding or tax payment obligations. The Prior Registration Statement will remain in effect as to the 2006 LTIP to cover the potential issuance of shares of Common Stock upon the exercise of the awards to which the Potential Carry Forward Shares are subject. Under the terms of the 2016 LTIP, upon the expiration, termination, cancellation, forfeiture or repurchase of the subject awards, the Potential Carry Forward Shares will automatically become available for issuance under the 2016 LTIP, deregistered from the Prior Registration Statement and carried forward to the New Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment to the Prior Registration Statement covering the 2006 LTIP, the Company is filing a new Registration Statement on Form S-8 to register 90,000,000 shares of Common Stock for issuance under the 2016 LTIP and 20,119,666 Excess Shares, together with up to 69,880,334 Potential Carry Forward Shares if and when they become eligible for issuance under the terms of the 2016 LTIP as described above (the “New Registration Statement”).

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement with respect to the QUALCOMM Incorporated 2006 Long-Term Incentive Plan, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 8, 2016.

QUALCOMM Incorporated

By:	/s/ Steve Mollenkopf
Steve Mollenkopf
Chief Executive Officer and Director

SIGNATURES AND POWER OF ATTORNEY

The officers and directors of QUALCOMM Incorporated whose signatures appear below hereby constitute and appoint Steve Mollenkopf and George S. Davis, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned this post-effective amendment to the Registration Statements on Form S-8 with respect to the QUALCOMM Incorporated 2006 Long-Term Incentive Plan and any amendment or amendments thereto, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Steve Mollenkopf	Chief Executive Officer and Director	March 8, 2016
Steve Mollenkopf	(Principal Executive Officer)

/s/ George S. Davis	Executive Vice President and Chief Financial Officer	March 8, 2016
George S. Davis	(Principal Financial Officer)

/s/ John F. Murphy	Senior Vice President and Chief Accounting Officer	March 8, 2016
John F. Murphy	(Principal Accounting Officer)

/s/ Barbara T. Alexander	Director	March 8, 2016
Barbara T. Alexander

/s/ Raymond V. Dittamore	Director	March 8, 2016
Raymond V. Dittamore

/s/ Jeffrey W. Henderson	Director	March 8, 2016
Jeffrey W. Henderson

/s/ Thomas W. Horton	Director	March 8, 2016
Thomas W. Horton

/s/ Paul E. Jacobs	Chairman	March 8, 2016
Paul E. Jacobs

Director
Harish Manwani

/s/ Mark D. McLaughlin	Director	March 8, 2016
Mark D. McLaughlin

/s/ Clark T. Randt, Jr.	Director	March 8, 2016
Clark T. Randt, Jr.

/s/ Francisco Ros	Director	March 8, 2016
Francisco Ros

/s/ Jonathan J. Rubinstein	Director	March 8, 2016
Jonathan J. Rubinstein

/s/ Anthony J. Vinciquerra	Director	March 8, 2016
Anthony J. Vinciquerra